EXHIBIT 10.12
ROYALTY AND LICENSE AGREEMENT
     This License Agreement (this “AGREEMENT”) is entered into and effective upon the date of last signature herein (the “EFFECTIVE DATE”), by and between Integral LifeSciences Corporation, a corporation organized under the laws of the State of Delaware, having a business office at 105 Morgan Lane, Plainsboro, New Jersey 08536 (hereinafter referred to as “INTEGRA”), and REVA Medical, Inc., a corporation duly organized and existing under the laws of California, having its principal office at 5751 Copley Drive, Suite B, San Diego, CA 92111 (hereinafter referred to as “REVA”).
WITNESSETH
     WHEREAS, concurrently with this AGREEMENT, INTEGRA and Rutgers, The State University of New Jersey, having its statewide Office of Corporate Liaison and Technology Transfer at ASB Annex III, 3 Rutgers Plaza, New Brunswick, New Jersey 08901-8559 (“RUTGERS”) shall execute a certain License Termination Agreement (“LICENSE TERMINATION AGREEMENT”), an executed copy of which is attached hereto as Appendix A, terminating the Exclusive License Agreement between INTEGRA and RUTGERS dated January 13, 1995. Pursuant to the LICENSE TERMINATION AGREEMENT certain inventions, technology, and intellectual property thereunder, revert or are assigned to RUTGERS.
     WHEREAS, REVA desires that INTEGRA enter into the LICENSE TERMINATION AGREEMENT; and
     WHEREAS, INTEGRA has made certain inventions with regard to the manufacturing and production of certain polycarbonates as more specifically set forth in Appendix B (to the extent that such inventions have not reverted or been assigned to RUTGERS pursuant to the LICENSE TERMINATION AGREEMENT, the “INTEGRA TECHNOLOGY”);
     WHEREAS, INTEGRA is the owner of certain “INTELLECTUAL PROPERTY” (as defined herein below) arising out of or under the INTEGRA TECHNOLOGY and has the right to grant licenses under and to such INTELLECTUAL PROPERTY;
     WHEREAS, REVA desire to license rights from INTEGRA with regard to the INTEGRA TECHNOLOGY and the INTELLECTUAL PROPERTY thereunder, for certain royalty payments set forth herein;
     NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I — DEFINITIONS
     All definitions below or elsewhere in this AGREEMENT apply to both their singular and plural forms, as the context may require. “H/herein,” “hereunder,” and “hereof” and other similar expressions refer to this AGREEMENT. “Article(s)” and “Section(s)” refer to a section(s) in this AGREEMENT. “I/including” means “including without limitation.” “D/day(s)” means “calendar day(s),” unless otherwise stated.
     1.1 “CONFIDENTIAL INFORMATION” means the proprietary or confidential information of a party (each, a “DISCLOSER”) which is disclosed to the other party (each, a “RECIPIENT”) before or after the EFFECTIVE DATE and (i) is identified as “confidential” by DISCLOSER in writing prior to disclosure and (ii) relates to products, plans, designs, costs, prices, finances, marketing plans, business opportunities, personnel, research, development, know-how, trade secrets, inventions, blueprints, techniques, chemical or biological materials, drugs, devices, specimens, apparatus, processes, algorithms, software programs, schematics, designs, contracts, customer lists, procedures, formulae, patent applications and other information relating to DISCLOSER’s business, services, processes or technology. CONFIDENTIAL INFORMATION shall not include information that: (i) was known by RECIPIENT, or was publicly available, prior to disclosure by DISCLOSER to RECIPIENT; (ii) become publicly available after disclosure by DISCLOSER to RECIPIENT through no act of RECIPIENT; (iii) is hereafter rightfully furnished to RECIPIENT by a third party without confidentiality restriction; or (iv) is disclosed with the prior written consent of DISCLOSER or as expressly authorized under this AGREEMENT.
     1.2 “FIELD” shall mean the field of or related to products for blood vessels.
     1.3 “FIRST GENERATION MATERIAL” shall mean the family of desaminotyrosyl-L-tyrosine derived polycarbonates which include poly(DTE-carbonate), poly(DTB-carbonate), poly(DTH-carbonate), poly(DTO-carbonate) and poly(X%DTR-co-Y%DT-carbonate)s and tyrosine derived polycarbonates containing the chain-terminating groups derived from acetic anhydride or the ethyl, butyl, hexyl, or octyl esters of L-tyrosine or desamino tyrosine. FIRST GENERATION MATERIAL are further described in subsections (a) and (d) of the definition of “POLYCARBONATES,” as set forth in Appendix C.
     1.4 “INTELLECTUAL PROPERTY” means the PATENT RIGHTS and the TECHNICAL INFORMATION AND RIGHTS.
     1.5 “LICENSED PRODUCT” shall mean (i) any product or part thereof in the FIELD which is covered in whole or claimed in at least one unexpired claim of PATENT RIGHTS or RUTGERS PATENT RIGHTS in the country in which any such product or part thereof is made, used, or sold by LICENSEE or its sublicensees; and (ii) any product made by any process which is covered in whole or claimed in at least one unexpired claim of PATENT RIGHTS or RUTGERS PATENT RIGHTS in the country in which any such process is used to make such product or part thereof by REVA.
     1.6 “PATENT RIGHTS” shall mean all of the following patent applications and patents, but only to the extent that such have not reverted or been assigned to RUTGERS pursuant to the LICENSE TERMINATION AGREEMENT, including, without limitation:
          (a) US Pat # 6,359,102, issued on March 19, 2002, entitled, “Biphasic polymerization process,” EP0991693A1, issued on April 12, 2000, entitled, “Biphasic polymerization process,” EP0991693B1, issued on September 3, 2003, entitled, “Biphasic polymerization process,” and US Pat # 6620356, issued on September 16, 2003, entitled, “Porous constructs fabricated by gas induced phase inversion,” together with all pending and issued foreign counterparts of such application; and all pending and issued renewals, continuations, continuations-in-part, divisions, patents of addition, reexaminations and/or reissues of such application or foreign counterparts;
          (b) United States Patent Application 10/350,202 and any other pending, issued or hereafter filed, U.S. or foreign patents applications owned by INTEGRA covering the INTEGRA TECHNOLOGY; and
          (c) Any United States or foreign patent application or patent that claims a right of priority from any of the patents or patent applications in Section 1.6 (a) or (b).
     1.7 “RUTGERS PATENT RIGHTS” shall: (i) have the meaning set forth in the LICENSE TERMINATION AGREEMENT for the term “Rutgers’ Patent Rights” and shall also include any additional patents, patent applications, all pending and issued foreign counterparts of such applications; and all pending and issued renewals, continuations, continuations-in-part, divisions, patent of addition, reexaminations and/or reissues of such applications or foreign counterparts, to which rights have reverted from, or been assigned by, INTEGRA to RUTGERS pursuant to the LICENSE TERMINATION AGREEMENT; and (ii) include the U.S. Patent Application Numbers and provisional patents listed on Appendix C and patents issuing thereon, the U.S. Patent Number(s) listed on Appendix C, and shall also include any additional patents, patent applications, all pending and issued foreign counterparts of such applications; and all pending and issued renewals, continuations, continuations-in-part, divisions, patent of addition, reexaminations and/or reissues of such applications or foreign counterparts.
     1.8 “SECOND GENERATION MATERIAL” shall mean FIRST GENERATION MATERIAL that are radiopaque (using iodine and/or bromine) and/or PEGylated and are further described in subsections (a) and (d) of the definition of “POLYCARBONATES,” as set forth in Appendix C.
     1.9 “TECHNICAL INFORMATION AND RIGHTS” shall mean copyrights, moral rights, data rights, business processes, trade secrets, all technical information, know-how, formulations, specifications, processes, techniques and data, and any other proprietary right arising or enforceable under the laws of the United States, any other country, or any bilateral or multilateral treaty that arises from a laboratory of INTEGRA or exists at the time of this AGREEMENT which are not readily available to others through public means, (i) other than the PATENT RIGHTS, and (ii) only to the extent that such information and/or rights have not reverted or been assigned to RUTGERS pursuant to the LICENSE TERMINATION AGREEMENT.
     1.10 “TERRITORY” shall mean the entire world.
ARTICLE II — THE LICENSE
     2.1 Subject to the terms and conditions of this AGREEMENT, INTEGRA hereby grants to REVA and REVA hereby accepts from INTEGRA an exclusive right in the

TERRITORY in the FIELD, with right to sublicense as set forth in Section 2.2, (a) to the INTELLECTUAL PROPERTY and (b) to make, have made, modify, distribute, lease, import, use, offer to sell, have sold and otherwise dispose of LICENSED PRODUCTS and (c) to use, have used, perform and have performed processes under the INTELLECTUAL PROPERTY.
     2.2 REVA shall have the exclusive right, at its sole discretion, to sublicense any of the rights, privileges and licenses granted hereunder during the term of this AGREEMENT.
     2.3 All sublicenses granted by REVA of its rights hereunder shall be subject to terms substantially similar to this AGREEMENT and if a sublicense allows sublicensee to sell the LICENSED PRODUCTS, such sublicense shall provide for the payment of running royalties for the sale of such LICENSED PRODUCTS hereunder at amounts equal to the amount specified for payments by REVA to INTEGRA in Section 5.2 hereof. REVA agrees to forward to INTEGRA a copy of reports received by REVA from its sublicensees under the sublicenses as shall be pertinent to a royalty accounting regarding the sale of LICENSED PRODUCTS, if any, under sublicense agreements.
     2.4 The parties recognize and acknowledge that REVA’s reasonable efforts to develop and market the LICENSED PRODUCTS may not result in the commercialization of the LICENSED PRODUCTS or profits from such commercialization.
ARTICLE III - LICENSE RESTRICTIONS AND ENFORCEMENT
     3.1 No license or other right is granted, by either party to the other, by implication, estoppel or otherwise, under any intellectual property now or hereafter owned or controlled by such party except for the licenses and rights expressly granted in this AGREEMENT.
     3.2 At any time or from time to time on and after the EFFECTIVE DATE, each party shall, at the request of the other party, (i) deliver to the requesting party such records, data or other documents consistent with this AGREEMENT; (ii) execute, and deliver or cause to be delivered, all such assignments or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as the requesting party may reasonably deem necessary or desirable in order for the requesting party to obtain the full benefits of this AGREEMENT and the transactions contemplated hereby.
ARTICLE IV - OWNERSHIP
     4.1 REVA shall retain all rights, title and interests in and to of all REVA’s intellectual property, and any and all other tangible forms thereof.
     4.2 Except for the license grants set forth in Article II, INTEGRA shall retain all rights, title and interests in and to all of INTEGRA’S INTELLECTUAL PROPERTY.
ARTICLE V - PAYMENTS
     5.1 In consideration of the license grants and for executing the LICENSE TERMINATION AGREEMENT, among other good and valuable consideration, REVA shall pay INTEGRA a royalty of: (i) *** U.S. Dollars ($***) per unit in the United States and Japanese markets, and *** U.S. Dollars ($***) per unit in all other territories, only on coronary stents made from FIRST GENERATION MATERIALS sold by REVA or a sublicensee of REVA, as appropriate (but in no instances both REVA and sublicensee of REVA so to create a “double royalty” for INTEGRA); and (ii) *** U.S. Dollars and *** Cents ($***) per unit only on coronary stents made from SECOND GENERATION MATERIALS sold by REVA or a sublicensee of REVA, as appropriate (but in no instances both REVA and sublicensee of REVA so to create a “double royalty” for INTEGRA). Such royalties shall be payable as provided in Section 5.3.
     5.2 Payment of the royalties specified in Section 5.1, if any such royalty is due, for the preceding calendar quarter shall be made by REVA to INTEGRA within thirty (30) days after March 31, June 30, September 30 and December 31 of each year during the term of this AGREEMENT. After termination or expiration of this AGREEMENT, a final payment shall be made by REVA covering the last whole or partial calendar quarter. Each quarterly payment shall be accompanied by a written statement of royalties due, as described in Section 6.2 hereunder.
     5.3 All monetary payments due hereunder are expressed in and shall be paid by check payable in United States dollars, without deduction of exchange, collection or other charges, to INTEGRA.
     5.4 For converting into United States dollars any monetary payment accrued hereunder in the currency of any other country, the rate of exchange for the purchase of United States dollars with such currency quoted by The Chase Manhattan Bank, New York, New York, on the last business day of the payment period in question shall be used.
     5.5 No multiple royalties shall be payable because any LICENSED PRODUCTS, their manufacture, use, lease or sale are or shall be covered by more than one patent application, patent or certificate of registration licensed under this AGREEMENT. For avoidance of doubt, REVA has no obligations under this AGREEMENT to make any royalty, milestone or maintenance payments to INTEGRA, except as explicitly set forth in Section 5.1.
ARTICLE VI - REPORTS AND RECORDS
     6.1 REVA shall keep and preserve, in accordance with generally accepted accounting principles and procedures, complete and accurate books, records and accounts containing particulars that are necessary for the purpose of showing the amounts payable to INTEGRA hereunder. Said books, records and accounts shall be kept at REVA’s principle place of business or the principle place of business of the appropriate division of REVA to which this AGREEMENT relates. No more than once per annum said books and supporting data shall be open, upon reasonable notice at all reasonable times and places during business hours for two (2) years following the end of the calendar year to which they pertain, to the inspection of an independent auditor engaged at INTEGRA’S cost (that has signed a confidentiality agreement at least as protective of REVA’s CONFIDENTIAL INFORMATION as Article XII) mutually

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

agreeable to the parties for the purpose of verifying REVA’s royalty statement or compliance in other respects with this AGREEMENT.
     6.2 REVA shall, within thirty (30) days after March, 31, June 30, September 30 and December 31, of each year, deliver to INTEGRA true and accurate reports, giving such particulars of the business conducted by REVA and its sublicensees during the preceding calendar quarter under this AGREEMENT as shall be pertinent to a royalty accounting hereunder. These reports shall be duly signed by an authorized signatory of REVA on behalf of REVA and shall include at least the following:
          (a) number of LICENSED PRODUCTS which are coronary stents made from FIRST GENERATION MATERIALS and the number of LICENSED PRODUCTS which are coronary stents made from SECOND GENERATION MATERIALS manufactured and sold by REVA and its sublicensees;
          (b) total royalties due; and
          (c) names and addresses of all sublicensees of REVA.
     6.3 With each such report submitted, REVA shall pay to INTEGRA the royalties due and payable under this AGREEMENT. If no royalties are due, REVA shall so report.
     6.4 REVA shall use the royalty reporting sheet attached hereto as Appendix D, or a substantial equivalent, to fulfill the royalty and reporting requirements of this Article VI.
ARTICLE VII - PATENT PROSECUTION AND MAINTENANCE
     7.1 Responsibility for Patent Prosecution. Within thirty (30) days after the EFFECTIVE DATE, INTEGRA shall deliver to REVA all relevant United States or foreign filings for any PATENT RIGHTS which were filed on any date prior to thirty (30) days after the EFFECTIVE DATE. Subject to this Article VII, REVA shall file, prosecute, and maintain the PATENT RIGHTS during the term of this AGREEMENT. REVA shall keep INTEGRA advised of the continuing prosecution of the PATENT RIGHTS. REVA shall provide INTEGRA with a copy of each relevant proposed United States and foreign filing for the PATENT RIGHTS at least fifteen (15) days prior to the date of such filing so that INTEGRA may be informed of the continuing prosecution and have an opportunity to review and comment on such filings and upon the breadth and scope of the related patent applications of the PATENT RIGHTS.
     7.2 Payments for Patent Filings. Payment of all fees and costs relating to the filing, prosecution, maintenance and defense of PATENT RIGHTS shall be borne by REVA. In the event INTEGRA has entered, or enters, into licenses with third parties outside the FIELD, INTEGRA shall require said parties to pay a pro-rata share of said prior expenses to REVA.
     7.3 Abandonment by REVA. If REVA decides not to continue payment for prosecution of a United States or foreign patent application to issuance or grant, or decides not to continue payment for maintenance of any United States or foreign patent application or patent within the PATENT RIGHTS, then (a) REVA shall timely notify INTEGRA in writing in order that INTEGRA may continue said prosecution or maintenance of such intellectual property at

INTEGRA’S own expense, and (b) from and after the date of the written notice under (a), REVA shall have no further obligation to pay any fees or costs relating to the filing, prosecution, or maintenance of such patent application or patent of the PATENT RIGHTS, and REVA’s license with regard to such patent application or patent shall cease become non-exclusive (but only for the applicable country or countries in which REVA has decided not to continue prosecution or not to maintain such patent application or patent of the PATENT RIGHTS).
ARTICLE VIII - INFRINGEMENT AND OTHER ACTIONS
     8.1 Notice. Each of the parties, as a notifying party, shall promptly provide to the other party (a) written notice of any alleged infringement by a third party of any patent licensed hereunder under PATENT RIGHTS, and (b) any available evidence of any infringement referenced in (a) that is in such notifying party’s possession or control.
     8.2 Infringement. REVA, at its expense, may enforce the PATENT RIGHTS licensed hereunder against infringement by third parties and is entitled to retain recovery from such enforcement. INTEGRA hereby agrees that REVA may join INTEGRA as a party in any such action (with INTEGRA having the right to participate in such action and to be represented, if it so desires and at its own expense, by counsel of its own selection) and to give REVA reasonable assistance and any needed authority to control, file and prosecute such action, without expense to INTEGRA. REVA agrees to keep INTEGRA reasonably informed as to the status of any such action and to provide copies to INTEGRA, upon request by INTEGRA, of any papers or information relevant to the prosecution of any such action. REVA shall timely inform INTEGRA of any offer for settlement presented by a third party for any such action and REVA shall consider INTEGRA’S input in deciding whether or not to accept any such settlement offer. The total cost of any such action, commenced or defended solely by REVA, shall be borne by REVA. After reimbursement of REVA’s reasonable legal costs and expenses related to such recovery, REVA agrees to pay INTEGRA the royalty detailed in Section 5.1 for any monetary recovery that is for sales of coronary stents which are LICENSED PRODUCTS lost due to the infringement and a pro-rata portion of any related punitive or consequential damages awarded REVA.
     8.3 Right to Withhold. If REVA undertakes to prosecute and/or defend any action alleging infringement of, and/or any action challenging the validity of, any of the PATENT RIGHTS, as provided in Section 8.2, REVA may withhold up to fifty percent (50%) of the payments otherwise thereafter due INTEGRA under Article V hereunder and apply the same toward reimbursement of up to one-half (1/2) of REVA’s expenses, including attorneys’ fees, in connection therewith.
     8.4 Cooperation. In any action brought by REVA under this Article VIII, INTEGRA shall, at the request and expense of REVA, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and specimens.
     8.5 Licenses to Abate Third Party Infringement. REVA shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for the

FIELD to the INTELLECTUAL PROPERTY of no greater scope than set forth in Section 2.1. Any royalties as part of such a sublicense shall be treated per Article V.
     8.6 Licenses to Abate Own Infringement. If a third party asserts that a patent or other right owned by it is infringed by the manufacture, import, use, sale or offer for sale of any LICENSED PRODUCT, the party first obtaining knowledge of such a claim shall immediately provide the other party notice of such claim and the related facts in reasonable detail. Notwithstanding any provision in this AGREEMENT to the contrary, except subject to the indemnification provisions of Article XI, the defense of any such claim (including without limitation the institution and prosecution of any counterclaims thereto) shall be controlled by REVA, and REVA shall have the right to enter into settlements, stipulated judgments or other voluntary, final disposition respecting such claim (and related counterclaims). If REVA should be of the reasonable opinion that it cannot commercially reasonably make, use, sell, offer for sale, or import any of the LICENSED PRODUCTS because the INTELLECTUAL PROPERTY or RUTGERS PATENT RIGHTS (or such other intellectual property right licensed by REVA from RUTGERS) infringe a third party patent or other intellectual property right, REVA shall obtain the consent from INTEGRA, which shall not be unreasonably withheld, conditioned or delayed, if such party is willing to grant such license, to credit fifty percent (50%) of any payment payable to the above-mentioned third party for such a license against the amounts payable to INTEGRA hereunder on a going-forward basis, but in no event will INTEGRA’S total payments received hereunder each calendar year be reduced by more than fifty percent (50%). INTEGRA’S consent hereunder shall only be withheld on the basis of a bona fide independent legal opinion that no such infringement exists. INTEGRA shall be required to provide or withhold its consent within twenty (20) days of the date of such notice. No response from INTEGRA within twenty (20) days shall be deemed to be consent.
ARTICLE IX — REPRESENTATIONS AND WARRANTIES
     9.1 INTEGRA hereby represents and warrants as follows:
          (a) INTEGRA has full power and authority to enter into and perform this AGREEMENT;
          (b) Neither INTEGRA’S entering nor performing this AGREEMENT will violate any contractual right of or breach any contractual obligation to any third party under any agreement or arrangement between INTEGRA and such third party;
          (c) INTEGRA has received and currently holds valid and effective assignments of all inventors’ rights in and to the INTEGRA TECHNOLOGY and the INTELLECTUAL PROPERTY, and no other person may claim rights to the INTEGRA TECHNOLOGY or the INTELLECTUAL PROPERTY;
          (d) There are no outstanding liens, encumbrances, third party rights, agreements or understandings of any kind, either written, oral or implied, other than the LICENSE. TERMINATION AGREEMENT, regarding the INTEGRA TECHNOLOGY or the INTELLECTUAL PROPERTY which are inconsistent or in conflict with any provision of this AGREEMENT;

          (e) INTEGRA is the owner of, and has not, other than as set forth in the LICENSE TERMINATION AGREEMENT, assigned any of its rights, title or interests in or to, and is not aware that any other person or entity has assigned or licensed, or agreed to grant an assignment or license to any third party any rights, title or interests in or to, the INTEGRA TECHNOLOGY or the INTELLECTUAL PROPERTY;
          (f) INTEGRA shall not assert against REVA and its sublicensees any of INTEGRA’S rights under any intellectual property of any kind owned or licensed by INTEGRA for any activities by REVA or its sublicensees related to the discovery, research, development, manufacture or commercialization of LICENSED PRODUCTS or of any other products sold by REVA or its sublicensees in the FIELD;
          (g) INTEGRA has not received any notice of any potential or threatened claim of infringement of third party patents and, (i) INTEGRA, is not aware of any facts which could give rise to any claim of infringement of third party intellectual property relating to the use and practice of the INTELLECTUAL PROPERTY or the INTEGRA TECHNOLOGY; and (ii) INTEGRA is not aware of any issued or granted patent that would be infringed by the practice of the INTELLECTUAL PROPERTY as permitted under the license rights granted in this AGREEMENT;
          (h) There are no court orders, judgments or decrees that impair or restrict the use, validity or enforceability of the INTELLECTUAL PROPERTY and no action, suit, inquiry, proceeding or investigation is currently pending before any court, administrative agency or other governmental body in which such use, validity or enforceability is being challenged or questioned in any way, either directly or indirectly, by way of claim, counterclaim or affirmative defense, it being clearly acknowledged by REVA that such representation and warranty does not apply to any proceedings before any patent office with respect to the prosecution and issuance of any patent;
          (i) To INTEGRA’S knowledge there is no actual infringement by any third party in the FIELD of the licensed INTELLECTUAL PROPERTY; and
          (j) To INTEGRA’S knowledge, there are no publications, public uses or public sales or offers for sale to any party other than REVA which would render any of the PATENT RIGHTS invalid.
     9.2 REVA hereby represents and warrants as follows:
          (a) REVA has full power and authority to enter into and perform this AGREEMENT; and
          (b) Neither REVA’s entering nor performing this AGREEMENT will violate any contractual right of or breach any contractual obligation to any third party under any agreement or arrangement between REVA and such third party.
     9.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INTEGRA AND REVA AND THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO

WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.
ARTICLE X - LIMITATION OF LIABILITY
     10.1 EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS WITH REGARD TO INTELLECTUAL PROPERTY INFRINGEMENT SET FORTH IN ARTICLE XI, OR A BREACH OF ARTICLE XII, CONFIDENTIAL INFORMATION, OR ARTICLE XVIII, TERMINATION, TO THE MAXIMUM EXTENT PERMITTED BY LAW,
          (a) NEITHER PARTY WILL BE LIABLE FOR ANY DAMAGES WITH RESPECT TO ANY CLAIMS ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR ANY OTHER THEORY OF LIABILITY, FOR LOST PROFIT, OR OTHER SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, LOSS OF DATA, OR OTHER COMMERCIAL DAMAGES OR LOSSES, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
          (b) NEITHER PARTY WILL BE LIABLE FOR ANY DAMAGES WITH RESPECT TO ANY CLAIMS ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT (OTHER THAN FOR PAYMENT OF ROYALTIES), TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR ANY OTHER THEORY OF LIABILITY, THAT EXCEED THE SUM OF THE AMOUNTS PAID BY REVA TO INTEGRA AND THE AMOUNTS OUTSTANDING OWED BY REVA TO INTEGRA HEREUNDER PRIOR TO THE DATE OF THE EVENT GIVING RISE TO SUCH LIABILITY. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.
ARTICLE XI - INDEMNIFICATION
     11.1 INTEGRA’S Indemnification. INTEGRA shall at all times during the term of this AGREEMENT and thereafter, indemnify, defend and hold REVA, its trustees, directors, officers, employees and affiliates (“REVA’s INDEMNITEES”), harmless against all third party claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of what is judicially determined to be a breach of any representation or warranty as set forth in Section 9.1, and to pay all damages and costs awarded against REVA or that arise out of settlement provided that REVA’s INDEMNITEES: (a) promptly notify INTEGRA in writing of any such suit or proceeding, (b) provides INTEGRA with sole control over the defense or settlement of such suit or proceeding, and (c) provide reasonable information and assistance in the defense and/or settlement of any such claim or action. Notwithstanding the foregoing, INTEGRA’S indemnification obligation with respect to claims arising from or relating to breaches of representations or warranties that do not relate to INTEGRA’S infringement of a third party’s intellectual property rights shall (x) exclude damages of the type described in Section 10.1(a), and (y) be limited in amount to the sum of the amounts paid or owed by REVA to INTEGRA hereunder. REVA will have the right to approve any settlement or compromise that may adversely affect its rights. In the event that REVA disapproves such settlement and compromise, REVA shall compensate INTEGRA for any additional damages, liabilities, costs and expenses incurred by INTEGRA resulting from such disapproval.
     11.2 REVA’s Indemnification. REVA shall at all times during the term of this AGREEMENT and thereafter, indemnify, defend and hold University and INTEGRA, its trustees, directors, officers, employees and affiliates (“INTEGRA’s INDEMNITEES”), harmless against all third party claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, directly arising out of the death of or injury to any person or persons or out of any damage to property, or directly resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCTS by REVA or sublicensees or arising from any breach of any contractual obligation of REVA hereunder, and to pay all damages and costs awarded against INTEGRA or that arise out of settlement provided that INTEGRA’S INDEMNITEES: (a) promptly notify REVA in writing of any such suit or proceeding, (b) provide REVA with sole control over the defense or settlement of such suit or proceeding, and (c) provide reasonable information and assistance in the defense and/or settlement of any such claim or action. INTEGRA will have the right to approve any settlement or compromise that may adversely affect its rights. In the event that INTEGRA disapproves such settlement and compromise, INTEGRA shall compensate REVA for any additional damages, liabilities, costs and expenses incurred by REVA resulting from such disapproval.
ARTICLE XII - CONFIDENTIALITY
     12.1 Nondisclosure. RECIPIENT shall not, except as otherwise expressly provided herein, disclose, disseminate or otherwise allow access to the CONFIDENTIAL INFORMATION of DISCLOSER to anyone other than RECIPIENT’S employees that have a need to know such CONFIDENTIAL INFORMATION to implement this AGREEMENT and who are bound by written confidentiality obligations with provisions no less stringent than those contained in this ARTICLE XII. RECIPIENT shall prevent unauthorized disclosure or use of the CONFIDENTIAL INFORMATION of DISCLOSER. DISCLOSER and RECIPIENT shall execute any documents and otherwise shall take all necessary steps to ensure that DISCLOSER and RECIPIENT shall each be able to enforce DISCLOSER’s rights hereunder against RECIPIENT, its employees and all other third parties to whom RECIPIENT discloses DISCLOSER’s CONFIDENTIAL INFORMATION, under the laws of each jurisdiction in which DISCLOSER’s CONFIDENTIAL INFORMATION is disclosed by RECIPIENT. RECIPIENT shall be responsible for any breach of this ARTICLE XII by RECIPIENT’S employees, contractors or agents.
     12.2 Ownership. Except as set forth in ARTICLE TV, RECIPIENT acknowledges and agrees that DISCLOSER (or its licensors) owns all rights, title and interests, including intellectual property rights in and to DISCLOSER’s CONFIDENTIAL INFORMATION.

     12.3 Notification. If RECIPIENT learns or believes that any person who has had access to the CONFIDENTIAL INFORMATION of DISCLOSER has violated or intends to violate this AGREEMENT, RECIPIENT shall immediately notify DISCLOSER and shall cooperate with DISCLOSER in seeking injunctive or other equitable relief against any such person.
     12.4 Exceptions. RECIPIENT may disclose the CONFIDENTIAL INFORMATION of DISCLOSER, if such disclosure is required by law, provided that RECIPIENT promptly notifies DISCLOSER to allow intervention by DISCLOSER (prior to the disclosure), cooperates with DISCLOSER to contest or minimize the disclosure (including application for a protective order) at DISCLOSER’s expense and limits such disclosure to the party entitled to receive the CONFIDENTIAL INFORMATION and to the scope of the legal requirement. Notwithstanding the foregoing, any CONFIDENTIAL INFORMATION disclosed pursuant to this Section 12.4 shall otherwise continue to be treated as CONFIDENTIAL INFORMATION hereunder.
     12.5 Confidentiality of AGREEMENT. Neither party will publicly disclose any term of this AGREEMENT or announce the existence of this AGREEMENT without the prior written consent of the other party, except that each party may reveal the terms of this AGREEMENT (a) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing to keep such information confidential, or (b) as required by applicable laws and regulations including those of the U.S. Securities and Exchange Commission on the notification. Each party may also disclose the tax treatment and tax structure of the transactions contemplated by this AGREEMENT and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.
     12.6 Reproduction of CONFIDENTIAL INFORMATION. CONFIDENTIAL INFORMATION shall not be reproduced except as reasonably required to implement this AGREEMENT. Any reproduction or derivative of any CONFIDENTIAL INFORMATION of DISCLOSER by RECIPIENT shall remain the property of DISCLOSER and shall contain all confidential or proprietary notices or legends which appear on the original.
ARTICLE XIII - EXPORT CONTROLS
     13.1 It is understood that INTEGRA is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979). The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by REVA that REVA shall not export data or commodities to certain foreign countries without prior approval of such agency. INTEGRA shall assist REVA to comply with the United States export laws and regulations set forth in this Section 13.1.
ARTICLE XIV - NON-USE OF NAMES
     14.1 REVA shall not use the names or trademarks of INTEGRA, or any of its employees, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from INTEGRA, in each case, except that REVA may, without prior written consent, state that it is licensed by INTEGRA, under one or more of the patents and/or applications comprising the PATENT RIGHTS.
ARTICLE XV - PAYMENTS. NOTICES AND OTHER COMMUNICATIONS
     15.1 Any payment, notice or other communication pursuant to this AGREEMENT shall be sufficiently made or given on the date of mailing if sent to such party by certified or registered first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party as follows:
In the case of INTEGRA:
To the Attention of: General Counsel
Integra LifeSciences Corporation
105 Morgan Lane
Plainsboro, New Jersey 08536
In the case of REVA:
To the Attention of: Robert Schultz, President
REVA Medical, Inc.
5751 Copley Drive, Suite B
San Diego, CA 92111
ARTICLE XVI - ASSIGNMENT
     16.1 Neither this AGREEMENT nor any right or obligation hereunder is assignable in whole or in part by any party without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this AGREEMENT, without such consent to a third party in connection with any merger, acquisition, consolidation, reorganization (in which a change of control occurs), CHANGE OF CONTROL of or by the assigning party, or sale of all, substantially all or a majority of such parties’ assets or voting securities. A “CHANGE OF CONTROL” occurs when over fifty percent (50%) of a party’s then outstanding securities are acquired by a third party. This AGREEMENT shall inure to the benefit of each of the party’s successors and assignees provided that such successors or assignees assume the party’s obligations under this AGREEMENT.
ARTICLE XVII - DISPUTE RESOLUTION
     17.1 This AGREEMENT is entered into in and shall be governed, construed and enforced in all respects solely and exclusively under the laws of the State of California, USA without giving effect to any law which would result in the application of a different body of law.
     17.2 Any and all claims, disputes or controversies arising under, out of, or in connection with this AGREEMENT, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days, shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in San Diego, California and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally.
     17.3 If the representatives of the parties have not been able to resolve a dispute within fifteen (15) business days after a mediation hearing, as set forth in Section 17.2, the parties shall have the right to pursue any other remedies legally available to resolve such dispute solely and exclusively in, and the parties hereby irrevocably consent to the exclusive jurisdiction and proper venue of, the state and federal courts located in the County of San Diego, State of California, USA, and waive any objections thereto based on any ground including improper venue or Forum Non-Conveniens. The parties agree that service of process may be effected in accordance with Article XV. Any decision rendered by such court shall be binding, final and conclusive upon the parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the party against which an award is entered or the location of such party’s assets.
     17.4 Notwithstanding anything to the contrary herein, each party shall be entitled to seek injunctive or other equitable relief, wherever such party deems appropriate in any jurisdiction, in order to preserve or enforce such party’s rights for any breach or threatened breach of the other party of Articles II, IV or XII. Each party agrees that: (i) Articles II, IV and XII are necessary and reasonable to protect the other party and its business, (ii) any violation of these provisions could cause irreparable injury to the other party for which money damages would be inadequate, and (iii) as a result, the other party will be entitled to seek and obtain injunctive relief against the breach or threatened breach of the provisions of Articles II, IV or XII without the necessity of posting bond or proving actual damages. The parties agree that the remedies set forth in this Section 17.4 are in addition to and in no way preclude any other remedies or actions that may be available at law or under this AGREEMENT.
ARTICLE XVIII - TERM AND TERMINATION
     18.1 Unless earlier terminated as hereinafter provided, this AGREEMENT shall continue until the later of the end of the life of the last to expire patent of the PATENT RIGHTS and the end of the life of the last to expire patent of the RUTGERS PATENT RIGHTS. The term of the license for TECHNICAL INFORMATION AND RIGHTS set forth in Section 2.1 shall last until the later of the end of the life of the last to expire patent of the PATENT RIGHTS, the end of the life of the last to expire patent of the RUTGERS PATENT RIGHTS and fifteen (15) years from the EFFECTIVE DATE.
     18.2 If REVA shall cease to carry on its business, this AGREEMENT shall terminate upon notice by INTEGRA.

     18.3 Upon any default by REVA of its obligation to pay INTEGRA the royalties set forth in ARTICLE V, INTEGRA shall have the right to terminate this AGREEMENT and the rights, privileges and license granted hereunder effective on three (3) months notice to REVA. Such termination shall become automatically effective unless REVA shall have cured any such default prior to the expiration of the three (3) month period.
     18.4 Upon termination or expiration of this AGREEMENT for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles I, IV, VI, IX — XV, XVII and XIX and Section 18.4 shall survive any such termination by their terms. REVA and any sublicensee thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that REVA shall make the payments to INTEGRA as required by Article V and shall submit the reports required by Article VI hereof. Except as necessary to carry out the terms of this Section 18.4, upon termination each party shall immediately return the other party’s CONFIDENTIAL INFORMATION, and any copies thereof in any form, or certify the destruction of the same.
ARTICLE XIX - MISCELLANEOUS PROVISIONS
     19.1 Entire Agreement. This AGREEMENT, including Appendices A, B, C and D embodies the sole, final and entire understanding of the parties and shall supersede all previous communications, representations, or undertakings, either verbal or written, between the parties relating to the subject matter hereof.
     19.2 Amendment. This AGREEMENT may be amended only by a written agreement embodying the full terms of the amendment signed by authorized representatives of both parties.
     19.3 Severability. If one or more provisions in this AGREEMENT are ruled entirely or partly invalid or unenforceable by any court or governmental authority of competent jurisdiction, then: (i) the validity and enforceability of all provisions not ruled to be invalid or unenforceable shall remain unaffected; (ii) the effect of such ruling shall be limited to the body making the ruling; (iii) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the parties shall reform the provision(s) to the minimum extent necessary to render them valid and enforceable in conformity with the parties’ intent as manifested herein; and (iv) if the ruling, or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended, then the provision(s) in question, as originally set forth in this AGREEMENT, shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.
     19.4 No Strict Construction. The language used in this AGREEMENT shall be deemed to be the language chosen by both parties hereto to express their mutual intent and no rule of strict construction against either party shall apply to any term or condition of this AGREEMENT.

     19.5 Relationship of Parties. The parties are independent contractors. Nothing contained in this AGREEMENT shall be construed as creating a partnership, joint venture, agency or an association of any kind.
     19.6 No Waiver. The failure of one party hereto to enforce at any time any of the provisions of this AGREEMENT, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, rights or elections or in any way to affect the validity of this AGREEMENT, or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver must be in writing.
     19.7 Interpretation. The headings of sections contained herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this AGREEMENT.
     19.8 Counterparts. This AGREEMENT may be executed in two counterparts, each of which will be deemed an original, but together will constitute one and the same instrument. A party may deliver this AGREEMENT by transmitting a facsimile of this AGREEMENT signed by such party to the other party, which facsimile signature shall be deemed an original for all purposes.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused a duly authorized representative to execute this AGREEMENT on the day and year set forth below.

REVA MEDICAL, INC. (REVA)
By:	/s/ Robert K. Schultz
Name:Robert K. Schultz
Title: President
Date: 1/30/04

INTEGRA LIFESCIENCES CORPORATION (INTEGRA)
By:	/s/ Stuart Essig
Name:Stuart Essig
Title: CEO
Date: 1/25/04

Appendix A
LICENSE TERMINATION AGREEMENT

Appendix A - 1

AGREEMENT
     This Agreement (the “Agreement”) is made as of the 27 day of January, 2004, by and between Rutgers, The State University of New Jersey, having its statewide administrative offices at New Brunswick, New Jersey (hereafter referred to as “Rutgers”), and Integra LifeSciences Corporation, a corporation organized under the laws of the State of Delaware, having a business office at 311 Enterprise Drive, Plainsboro, New Jersey 08536 (hereinafter referred to as “Integra”).
Recitals
     WHEREAS, Rutgers and Integra are parties to an Exclusive License Agreement made effective as of the 31st day of December, 1994, and amended from time to time thereafter (the Exclusive License Agreement and amendments hereinafter referred to collectively as the “License Agreement”); and
     WHEREAS, Rutgers and Integra wish to terminate the License Agreement and enter a new and different contractual relationship;
     NOW, THEREFORE, the parties agree as follows:
     1. Definitions.
          1.1 The defined terms in the License Agreement shall have the same meanings when they are used in this Agreement.
          1.2 “First Generation Polycarbonates” shall mean Licensed Products in the “Licensed Field,” as those terms are defined in the License Agreement, covered by the patents or patent applications identified in Schedule B attached hereto. First Generation Polycarbonates shall not include Second Generation Polycarbonates.
          1.3 “Integra Process Patents” shall mean United States Patent Numbers 6,120,491, 6,359,102 and 6,620,356 and patents issuing on United States Patent Application Number 10/350,202, together with all issued foreign counterparts of such patents and patent application, and all issued renewals, continuations, divisions, patents of addition, reexaminations and/or reissues of such patents or foreign counterparts.
          1.4 “Second Generation Polycarbonates” shall mean polycarbonates containing sulfur, phosphorus, chlorine, bromine, boron or iodine atoms or repeat units other than a desaminotyrosyl-tyrosine alkyl ester and desaminotyrosyl-tyrosine.
          1.5 “Master File” shall mean United States Food and Drug Administration (“FDA”) designated file MAF-1140 Tyrosine-Derived Polycarbonates, and all amendments and addendums to date, and all FDA communications of any kind relevant to the same.
          1.6 “End Product” shall mean a product incorporating (i) the First Generation Polycarbonates in finished product form or (ii) any material whose manufacture would, but for the license granted Rutgers under this Agreement, violate one or more claims of the Integra Process Patents.
          1.7 “Net Sales” means the total of the gross invoice prices of End Product sold or transferred by Rutgers, its Affiliates, and its licensees and sublicensees plus rebates and allowances received by Rutgers, its Affiliates or licensees or sublicensees of amounts that have been deducted from gross sales less the sum of the following actual and customary deductions (net of rebates or allowances of such deductions received) included on the invoice and actually paid: cash, trade, or quantity discounts; sales, use, tariff, or other excise taxes imposed upon particular sales; import/export duties; and transportation charges. Sales among Rutgers, its Affiliates and its licensees or sublicensees for ultimate third party use shall be disregarded for purposes of computing payments under clause 3.1. Payments shall be made only upon sales or transfers between unrelated third parties and shall be based on arms-length consideration.
     2. Effective Date.
          2.1 This Agreement shall become effective (the “Effective Date”) upon the execution of this Agreement and both of the following agreements:
               (a) A license from Rutgers to REVA Medical, Inc., a corporation organized under the laws of the State of California, having a business office at 5751 Copley Drive, San Diego, California (hereinafter “REVA”) in respect of First Generation Polycarbonates and Second Generation Polycarbonates for the manufacture, use and sale of vascular devices; and
               (b) An agreement between Integra and REVA providing for payments by REVA to Integra of a fee per coronary stent sold.
          2.2 Rutgers shall promptly notify Integra in writing when the license described in clause 2.1(a) is executed and Integra shall promptly notify Rutgers in writing when the agreement described in clause 2.1(b) is executed.
               (a) Promptly following the Effective Date, Integra shall notify in writing, with a copy to Rutgers, the current manufacturer of tyrosine polymers and advise the manufacturer (1) that Rutgers, its licensees and its sublicensees have any and all rights necessary to have manufactured any tyrosine polymers, and (2) to deal directly and exclusively with Rutgers, its licensees and its sublicensees on a going forward basis, except for winding down Integra’s relationships with the manufacturer relating to the subject matter of this agreement.
          2.3 The License Agreement shall be terminated and of no further force or effect as of the Effective Date. As of the Effective Date, Integra irrevocably grants to Rutgers a worldwide license, with the right to grant sublicenses, to make, have made, use, sell, lease and otherwise dispose of products employing the Integra Process Patents. The termination of the License Agreement shall not relieve either party of any obligation or liability accrued thereunder for royalties,/fees/sublicensing payments or patent costs.
          2.4 Within thirty (30) days following the Effective Date, Integra shall deliver to Rutgers all tangible documents, information, data and materials described in clause 12.1 of the

2

License Agreement, including the Master File and any research data relating to the biocompatibility of tyrosine polymers, as well as all other materials it has relating to First Generation Polycarbonates or Second Generation Polycarbonates. Notwithstanding the foregoing, Integra may retain a copy of such documents and materials for use in rendering such advice as Rutgers may request pursuant to Section 2.5 hereof. Integra hereby irrevocably assigns to Rutgers all of its right, title and interest in and to all such tangible documents, information, data and materials as of the Effective Date.
          2.5 Throughout the term of this Agreement, Integra will provide reasonable assistance, including, without limitation, the prompt execution of all documents to effect the aforementioned assignments, to Rutgers in Rutgers’ efforts to effect the transfer of intellectual property, information, documents, and materials to Rutgers. In addition, Integra will, upon the reasonable request of Rutgers, provide technical advice to Rutgers on the commercialization of the First Generation Polycarbonates and the Integra Process Patents and on the Master File during the three-year period following the date hereof; provided that Integra personnel may render such advice at times reasonably convenient to Integra and to Rutgers and that Integra shall not be obligated to devote more than 5 man days to the provision of such advice in the first year following the execution of this Agreement and no more than two man days in any subsequent year.
     3. Payments.
          3.1 Rutgers shall pay to Integra a portion of any milestone payments and royalties received by Rutgers from third parties for licensing arrangements made in respect of First Generation Polycarbonates . The payments shall comprise (i) ***% of milestone payments and of royalties received by Rutgers until the total amount paid to Integra hereunder exceeds $*** and (ii) ***% of milestone payments and royalties received by Rutgers thereafter; but in no case shall the royalties paid to Integra be less than (a) ***% of Net Sales if End Products contain material whose manufacture would, but for a sublicense granted by Rutgers or one of its licensees, violate one or more claims of the Integra Process Patents, or (b) ***% of Net Sales of all other End Products. The agreement between REVA and Rutgers entered into on the date hereof, and payments received by Rutgers thereunder for use of tyrosines or other materials in stent, coating and embolotherapy products, shall not be subject to any payments by Rutgers to Integra under this paragraph 3.1.
          3.2 Rutgers shall deliver to Integra a semi-annual report within thirty (30) days following the close of any calendar 6 month period in which Rutgers receives a milestone payment or a royalty under clause 3.1. The report shall set forth the amounts of milestone payments and royalties received by Rutgers and it shall be accompanied by a check payable to Integra for the amount due.
          3.3 Rutgers shall keep good and accurate books of account sufficient to permit determination of the payments due hereunder and shall make such books of account available for inspection by an independent accountant designated by Integra and reasonably acceptable to Rutgers provided that such accountant executes and delivers to Rutgers a Confidentiality

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

3

Agreement in the form appended as Attachment A hereto. Such inspections shall be no more frequent than twice each calendar year during the term hereof and once within six months after termination of this Agreement. The designated accountant shall retain in confidence the information in the books of account and shall report to Integra only the accuracy or inaccuracy of the reports rendered pursuant to clause 3.2 hereof. Such inspections will be at Integra’s expense unless the designated accountant identifies underpayment of royalties due by five percent (5%) or more in which event Rutgers shall pay for such inspection. Integra’s failure to inspect shall not constitute a waiver of Integra’s right to object to the accuracy of the reports rendered or payments made under this Agreement.
          3.4 All underpayments discovered pursuant to clause 3.3, plus interest at the then prevailing prime interest rate published by Citicorp, New York, New York, U.S.A., on the amount underpaid shall be promptly paid to Integra; provided, however, that no more than one year’s interest shall be due on such underpayment.
     4. Term and Termination.
          4.1 This Agreement shall be effective on the Effective Date and shall expire on expiration of the last to expire of the patents listed on Schedule B hereto unless extended or earlier terminated pursuant to the terms hereof.
          4.2 This Agreement shall automatically terminate in the event (1) substantially all of the assets of Integra are seized or attached in conjunction with any action against it by a third party, or (2) Integra is dissolved or the sale of all or substantially all of its assets is made other than as part of a merger, or (3) an attempt to assign this Agreement is made without the prior written consent of Rutgers. Notwithstanding the foregoing this agreement shall be assigned to any entity into which Integra shall combine or merge.
          4.3 This Agreement may be terminated by either party for a material breach by the other party of the provisions hereof. Such termination shall be effective thirty (30) days after written notice to the other party of the breach if the breach has not been remedied.
          4.4 The right of either party to terminate under the provisions of this Article shall not be an exclusive remedy, and either party shall be entitled, if the circumstances warrant, alternatively or cumulatively, to damages for breach of this Agreement, to an order requiring performance of the obligations of this Agreement, or to any other legally available remedy.
          4.5 The following Articles shall survive termination or expiration of this Agreement by their terms: Articles 1, 2, 3.3, 4.4, 4.5 and 5 through 7.
     5. Representation, Warranties and Covenants.
          5.1 Each party represents, warrants and covenants to the other that:
               (a) It has the full power and authority to execute and deliver this Agreement and perform its covenants, duties and obligations described in this Agreement; and

4

               (b) This Agreement is a valid, legal and binding obligation upon such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency and other laws affecting creditors’ rights generally or by the availability of equitable remedies.
          5.2 Integra represents, warrants and covenants to Rutgers that:
               (a) It is validly existing and in good standing;
               (b) The execution of this Agreement and the full and timely performance of the covenants, duties and obligations described herein have been duly authorized by all necessary corporate action in accordance with all applicable laws.
               (c) If Integra becomes aware that on the date hereof it possessed intellectual property or information in tangible form that (i) is necessary or useful to the commercialization of First Generation Polycarbonates or Second Generation Polycarbonates or the Integra Process Patents and (ii) was not assigned or licensed to Rutgers hereby, it will promptly disclose to Rutgers the existence of such intellectual property or information and either assign without cost or grant a paid up license with right to sublicense of such intellectual property or information to Rutgers.
               (d) It has good title to the documents, information, data and materials (“Materials”) it is assigning to Rutgers under Article 2.4, and the Integra Process Patents it is licensing under Article 2.3, free of all liens and encumbrances. Integra believes that, taken as a whole, the Materials accurately reflect the findings of the scientists engaged in the development of the materials. Integra represents that to the best of its knowledge and belief, the Integra Process Patents do not infringe the intellectual property rights of third parties.
     6. No Assignment.
          6.1 Neither this Agreement, nor any rights or obligations hereunder, may be assigned, pledged or encumbered by either party without the express prior written approval of the other party.
     7. Miscellaneous.
          7.1 A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.
          7.2 Nothing herein shall be deemed to create an agency, joint venture or partnership relation between the parties hereto.
          7.3 This Agreement and Attachments A and B constitute the sole, entire and final agreement and understanding of the parties with regard to the subject matter hereof and merges and supersedes all prior discussions, negotiations, understandings and agreements between the parties concerning the subject matter hereof. Neither party shall be bound by any definition, condition, warranty, right, duty or covenant other than as expressly stated in this

5

Agreement or as subsequently set forth in a written document signed by both parties. Each party expressly waives any implied right or obligation regarding the subject matter hereof. A breach or termination of the Reva/Integra agreement referred to in Article 2.1(b) shall not affect this Agreement.
          7.4 This Agreement shall be interpreted and construed, and the legal relations created herein shall be determined, in accordance with the laws of the State of New Jersey (excluding conflict of laws) and the United States.
          7.5 This Agreement may be amended only by a written document signed by authorized representatives of both parties.
          7.6 Each party hereto agrees to execute, acknowledge and deliver all such further instruments, and to do all such further acts, as may be necessary or appropriate to carry out the intent and purposes of this Agreement.
          7.7 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          7.8 Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding.
          7.9 Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either party hereto by the other party shall be in writing and delivered or sent to:
Vice President, Technology
Integra LifeSciences Corporation
P.O. Box 688
105 Morgan Lane
Plainsboro, NJ 08536
Rutgers, The State University of New Jersey
Office of Corporate Liaison and Technology Transfer
ASB III, 3 Rutgers Plaza
New Brunswick, New Jersey 08901
Att: Director
     Each party may change its address for purposes of this Agreement by written notice to the other party.
               (a) Each notice or other communication shall be deemed duly served and given on the date when personally delivered to the party to whom it is directed, when submitted to a nationally recognized overnight delivery service, prepaid and addressed to the party at the address in paragraph 7.9, or when deposited in the United States mail, postage

6

prepaid, certified-return receipt requested and addressed tot he party at the address in paragraph 7.9. When transmitted electronically by telex, facsimile, or e-mail, such notice shall be deemed duly served and given on the date when the party to whom it is directed confirms receipt in writing.
          7.10 Upon execution of this agreement, the parties will issue a joint press release announcing the termination of Integra LifeSciences’ license to Rutgers’ polycarbonates, in form and substance reasonably acceptable to both parties. Integra will refer current and future inquiries regarding 1st Generation Polycarbonates to Rutgers University.
          7.11 The parties acknowledge and agree that REVA shall be a third party beneficiary to this Agreement with full rights to enforce its terms.

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          7.12 This Agreement may be executed by each party in duplicate originals, each of which shall be deemed an original, but both originals together shall constitute only one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate on the signature page hereof

“Rutgers”

Rutgers, The State University

By:		/s/ William T. Adams

	Name:	William T. Adams

	Title:	Director - OCCTT

	Date:	2-2-04

“Integra”

Integra LifeSciences Corporation

By:		/s/ John B. Henneman, III

	Name:	John B. Henneman, III

	Title:	SVP & CAO

	Date:	1/26/04

8

ATTACHMENT A
CONFIDENTIALITY AGREEMENT
     RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY, having its statewide administrative offices at                                          (hereafter referred to as “Rutgers”),                                          , having a place of business at                                            (hereinafter “Accountant”), and Integra LifeSciences Corporation, a corporation organized under the laws of the State of Delaware, having a business office at 105 Morgan Lane, Plainsboro, New Jersey 08536 (hereinafter referred to as “Integra”).
Background
     According to the terms of an Agreement dated                     ,             between Rutgers and Integra (the “Agreement”), Rutgers is making available to Accountant its books of account as required by paragraph 3.3 of the Agreement (“CONFIDENTIAL MATERIAL”) for Accountant’s use in preparing a report to Integra according to the terms of said paragraph 3.3 (the “Report”).
Agreement
     1. Accountant will not use CONFIDENTIAL MATERIAL except to prepare the Report.
     2. Accountant will not disclose CONFIDENTIAL MATERIAL to Integra or any third party and Accountant shall provide only the Report to Integra and no other party.
     3. Integra shall treat the Report as confidential under the same terms as required for the treatment of CONFIDENTIAL MATERIAL hereunder and Integra shall not provide the Report or disclose its contents to any third party.
     4. Integra will limit access to the Report to those employees of Integra who need to know about or participate in the review of the Report.
     5. CONFIDENTIAL MATERIAL shall remain the property of Rutgers. Sixty (60) days following completion of the Report, Accountant will return to Rutgers all CONFIDENTIAL MATERIAL in its possession and destroy all computer entries relating thereto.
     6. The obligations in paragraphs 1 and 2 shall not apply to CONFIDENTIAL MATERIAL:
          (a) which was known to Accountant and was contained in a writing in Accountant’s possession before its receipt from Rutgers;
          (b) which at the time of its disclosure to Accountant is, or thereafter becomes through no act or failure to act on the part of Accountant, part of the public domain; or

Attachment A - 1

          (c) which has been rightfully furnished to Accountant by a third party without restriction on disclosure or use and not in violation of any rights of, or obligations to, Rutgers.
     An individual feature of the information shall not be considered within the above exceptions merely because the feature is embraced by more general information within the exceptions. A combination of features of the information shall not be considered within the above exceptions unless the combination itself and its principle of operation are within the exceptions. The obligation to maintain the secrecy of CONFIDENTIAL MATERIAL and limit its use shall terminate five (5) years from the date of each disclosure of CONFIDENTIAL MATERIAL hereunder.
     7. This Confidentiality Agreement shall be governed by the laws of the State of New Jersey without giving effect to the principles of conflict of laws thereof.
     8. This Confidentiality Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and all prior understandings or agreements between the parties relating to such subject matter, except for the Confidentiality Agreement, whether oral or written, are automatically cancelled by the execution of this Agreement. The terms and conditions set forth herein may only be modified I subsequent writing signed by the parties.
     All notices and other communications shall be considered given and effective when personally delivered or when mailed, postage prepaid, to the addresses set forth on the first page of this Agreement or to such other addresses as the parties may designate in writing.

AGREED:	AGREED:

Rutgers, The State University of New Jersey	Integra LifeSciences Corporation

By:	By:

Name:	Name:

Title:	Title:

AGREED:

Accountant

By:

Name:

Title:

Attachment A - 2

ATTACHMENT B: SCHEDULE OF PATENTS
COVERING FIRST GENERATION POLYCARBONATES:
US Patent 5,198,507
US Patent 6,120,491 and its international filings listed below:

98957728 3	European PCT
2.309,278	Canadian PCT
730549	Australian PCT
2000-520191	Japan PCT
US98/23857	Mexico

Attachment B - 1

Appendix B
INTEGRA TECHNOLOGY
For purposes of clarity, “INTEGRA TECHNOLOGY” does not include inventions, technology, and intellectual property thereunder, that have reverted or been assigned to RUTGERS pursuant to the LICENSE TERMINATION AGREEMENT.
     INTEGRA TECHNOLOGY related to “FIRST GENERATION MATERIAL” is defined as the family of desaminotyrosyl-L-tyrosine derived polycarbonates which include poly(DTE-carbonate), poly(DTB-carbonate), poly(DTH-carbonate), poly(DTO-carbonate) and po!y(X%DTR-co-Y%DT-carbonate)s and tyrosine derived polycarbonates containing the chain-terminating groups derived from acetic anhydride or the ethyl, butyl, hexyl, or octyl esters of L-tyrosine or desamino tyrosine.
Manufacturing
1.	Specific current research, manufacturing and production information for GMP productions of (poly(DTE carbonate)s not limited to manufacturing standard operating procedures related to, but not limited to, equipment, purchased raw materials and material controls, manufacture processes, quality control procedures and characterization of materials.
2.	Specific current research, manufacturing and production information for non-GMP productions of poly(X%DTE-co-Y%DT carbonate)s) not limited to manufacturing standard operating procedures related to, but not limited to, equipment, purchased raw materials and material controls, manufacture processes, quality control procedures and characterization of materials.
3.	Current laboratory methods for:
(a)	Conversion of poly(DTE carbonate) to poly(DTE-co-DT carbonate);

(b)	Conversion of high to lower molecular weight;

(c)	Confirmation of percent DT achieved;

(d)	GPC analysis developed by Integra for first generation materials.

(d)	And, access to other non-published studies, reports, or methods related to material characterization of tyrosine polycarbonates.
MAF and Polycarbonate Biocompatibility
4.	Non-published studies and reports represented in summary form in the Master File, FDA designated file MAF-1140 Tyrosine-Derived Polycarbonates.

Appendix B - 1

5.	Non-published studies and reports related to biocompatibility studies for polycarbonates other than poly(DTE carbonate)s, e.g., poly(DTB carbonate)s, poly(DTH carbonate)s and poly(DTO carbonate)s.
Patents — Related To Development And Practice Of The Licensed Intention
6.	Integra LifeSciences patent status and access to current, pending and new disclosures related to developments of the polymers and products related thereto, and new intellectual property related to FIRST GENERATION MATERIALS, including but not limited to the following patents:

Patent #	Title	Issuance Date
US Pat #6,359,102	Biphasic polymerization process	03/19/02
EP0991693A1	Biphasic polymerization process	04/12/00
EP0991693B1	Biphasic polymerization process	09/03/03
US Pat # 6620356	Porous constructs fabricated by gas induced phase inversion	09/16/03

Appendix B - 2

APPENDIX C
RUTGERS PATENT RIGHTS
The following rights are included in the definition of RUTGERS PATENT RIGHTS:
THESE PATENTS ARE INCLUDED IN THE DEFINITION OF RUTGERS PATENT RIGHTS ONLY TO THE EXTENT THEY APPLY TO “POLYCARBONATES”, AS DEFINED AT THE END OF THIS APPENDIX:
     A. U.S. Patent 6,475,477B1 “Radio-opaque Polymer Biomaterials.”
     B. US Patent 5,099,060 “Synthesis of amino acid-derived bioerodible polymers.” This patent is included only to the extent that the patented monomers are used in the fabrication of POLYCARBONATES.
     C. US Patent 5,587,507 “Synthesis of tyrosine derived diphenol monomers.” This patent is included only to the extent that the monomers produced thereby are used in the fabrication of POLYCARBONATES.
     D. US Patent 5,658,995 “Copolymers of tyrosine-based polycarbonate and poly(alkylene oxide).”
     E. US Patent 6,048,521 “Copolymers of tyrosine-based polyarylates and poly(alkylene oxide).”
     F. US Patent 6,319,492 B1 “Copolymers of tyrosine-based polyarylates and poly(alkylene oxide)”.
     G. US Patent 5,198,507 “Synthesis of amino acid-derived bioerodible polymers”.
     H. US Patent 6,120,491 “Biodegradable, anionic polymers derived from the amino acid L-tyrosine.”
     I. US Patent 6,359,102 issued on March 19, 2002, “Biphasic polymerization process, EP0991693A1 issued on April 12, 2000, “Biphasic polymerization process,” and EP0991693B issued on September 3,2003, “Biphasic polymerization process.”
     J. US Patent 6,620,356 issued on September 16, 2003, “Porous constructs fabricated by gas induced phase inversion.”
     K. Rutgers Docket 03-175.
“POLYCARBONATES” means tyrosine-derived polymers containing desaminotyrosyl-tyrosine or desaminotyrosyl-tyrosine alkyl ester repeat units linked together by carbonate backbone linkages as described in subsections (a) through (e) below and which comprise a subgroup of the polymers defined by the comprehensive chemical Formula VIII listed under CLAIM 1 in US Patent 6,475,477B1. POLYCARBONATES exclude all polymers commonly referred to as

Appendix C - 1

polyarylates. With reference to said Formula VIII, for the purposes of this License Agreement, a POLYCARBONATE is a polymer that meets all the following conditions:
a. “A” described in said Formula VIII is limited to being a simple carbonyl group, e.g., carbon double bonded to oxygen as indicated by Structure 1; AND
(Structure 1)
b. XI and X2 in said Formula VIII are independently Iodine or Bromine atoms; Y1 and Y2 in said Formula VIII are independently 0, 1, or 2. Non-radio-opaque polymers are obtained if both Y1 and Y2 are equal to zero (0); AND
c. R7 in said Formula VIII is independently an alkylene group containing up to 4 carbon atoms (e.g., methylene, ethylene, propylene, or butylene); AND
d. R9 and R12 in said Formula VIII are limited by the requirements that
(i) R4 equals (-CH2-) with subscript “a” equals 2 as defined in Claim 3 of said US patent
(ii) R0 equals (-CH2-) with subscript “m” equals 1 as defined in Claim 3 of said US patent
(iii) Z in Claim 3 is limited to a free carboxylic acid group or carboxylic acid esters or amides having straight or branched alkyl and alkyl aryl groups containing up to 18 carbon atoms, or esters and amides of biologically and pharmaceutically active compounds; AND
e. The parameter “f” in said Formula VIII can vary from 0 to 0.99 (including the values of “0” and “0.99”). The parameter “g” in said Formula VIII can vary from 0 to 1 (including the values of “0” and “1”). The parameter “k” in said Formula VIII is between 5 and 3,000.
Said definition of POLYCARBONATE contains as a subgroup, but is not limited to the polymers exemplified by Formula 1 which is shown here for illustrative purposes only. In Formula 1, the I stands for iodine, DTR stands for desaminotyrosyl-tyrosine alkyl ester, DT Stands for desaminotyrosyl-tyrosine, and PEG stands for poly(ethylene glycol);
Formula 1. poly(IxDTR-co-f%PEGmw-co-g%DT carbonate)
One potential embodiment of Formula 1. further exemplified is:
poly(I2DTE-co-5%PEG1000-co-30%DT carbonate).

Appendix C - 2

APPENDIX D
Reva/Integra License Agreement Royalty Report for the Period                      Through
Instructions: Please fill in all boxes (write “none” if not applicable), and sign and date at bottom. All section numbers refer to the License Agreement.
Answer questions 1 and 2 (AND SIGN AND DATE AT BOTTOM) EVEN IF THERE HAS BEEN NO ACTIVITY in reporting period.
1.	Number of transactions: by REV A ☐ by Sublicensees ☐

2.	Any new sublicenses entered into during the period? Yes ☐ no ☐
If yes, attach separate sheet listing names and addresses of sublicensees, and attach sublicense agreements.
Total amount enclosed $
REVA Medical, Inc.

Date:

Name and Title:

Appendix D - 1

APPENDIX D (Continued)
Continuation sheet number              to REVA/INTEGRA License Agreement Royalty Report for the Period               through
Use this sheet if there are additional transactions to report.

		By ____ or	Product or Process
Date of		Sublicense? (if	Type (name and id		Deductions per § __
Transaction	Type of Transaction	latter, identify)	number)	Total Billings	(specify type)	Royalties Due	Customer Name and Address

Appendix D - 2